Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2005, except as to the effects of reclassifications of 2004 amounts for reportable segments as discussed in Note 16 which is as of June 2, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in Caterpillar Financial Services Corporation’s Current Report on Form 8-K dated June 2, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Peoria, Illinois
August 29, 2005